SCHEDULE 14A
                       INFORMATION REQUIRED IN PROXY STATEMENT
                              SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

[X]    Filed by the Registrant

[ ]    Confidential, for Use of the Commission Only

[ ]    Filed by a Party other than the Registrant (as permitted by Rule
       14a-(e)(2))

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to  240.14a-118 or 240.14a-12

                      INTERNATIONAL BANCSHARES CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:


      2)    Aggregate number of securities to which transaction applies:


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and sate how it was determined):


      4)    Proposed maximum aggregate value of transaction:


      5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:


          2) Form, Schedule or Registration Statement No.:


          3) Filing Party:


          4) Date Filed:

                      INTERNATIONAL BANCSHARES CORPORATION
                            POST OFFICE DRAWER 1359
                            LAREDO, TEXAS 78042-1359

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Bancshares Corporation (the "Company") will be held at the offices of the Company, 1200 San Bernardo, Laredo, Texas, on May 21, 1998 at 7:00 p.m. for the following purposes:

          (1) To elect eleven (11) directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

          (2) To approve the appointment of independent auditors for the 1998 fiscal year;

          (3) To consider and vote upon a proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company.

          (4) To transact such other business as may lawfully come before the meeting or any adjournment thereof.

     The record date for the meeting has been fixed at April 2, 1998. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     In order to ensure the representation of a quorum at the meeting, shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Trust Division, International Bank of Commerce, P. O. Drawer 1359, Laredo, Texas 78042-1359. A return envelope is enclosed for that purpose.

                                          INTERNATIONAL BANCSHARES CORPORATION

                                          Dennis E. Nixon
                                          PRESIDENT

DATED: APRIL 20, 1998

                      INTERNATIONAL BANCSHARES CORPORATION
                            1200 SAN BERNARDO AVENUE
                              LAREDO, TEXAS 78040

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of International Bancshares Corporation, a Texas Corporation (the "Company") to be voted at the 1998 Annual Meeting of Shareholders to be held on May 21, 1998 at 7:00 p.m. at the offices of the Company, 1200 San Bernardo, Laredo, Texas. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company at a nominal cost. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the proxy by giving notice in person or in writing to the Secretary of the Company or by appearing at the annual meeting and voting in person. The approximate date on which this proxy statement and the accompanying form of proxy are first sent or given to security holders is April 20, 1998.

                               VOTING AT MEETING

     Only holders of record of common stock, par value $1.00 per share ("Common Stock"), of the Company at the close of business on April 2, 1998, shall be entitled to vote at the meeting. There were 11,260,197 shares of Common Stock issued and outstanding on the record date held of record by approximately 1,721 shareholders. Each share of Common Stock is entitled to one vote.

     All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted affirmatively. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If any nominee shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends.

     A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. The judges of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum for the transaction of business at the meeting. A quorum with respect to any matter to be voted on at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the matter. Abstentions will be treated as present and entitled to vote with respect to any matter submitted to the shareholders for a vote for purposes of determining both the presence of a quorum with respect to such matter and the approval of such matter. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, the holder(s) of such shares will not be considered as present and entitled to vote with respect to such matter for purposes of determining either the presence of a quorum with respect to such matter or the approval of such matter. With respect to any matter other than the election of directors, such matter shall be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the meeting and entitled to vote thereon. Thus, abstention with respect to any such matter will have the same legal effect as a vote against such matter, while broker non-votes will not affect the outcome of such matter. With respect to the election of directors, the directors shall be elected by a plurality vote of the holders of shares of Common Stock present at the meeting and entitled to vote thereon.

                                  PROPOSAL --1
                             ELECTION OF DIRECTORS

     Eleven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director is to hold office until the next Annual Meeting and until his/her successor is elected and qualified. The Proxies named in the accompanying proxy, who have been designated by the Board of Directors of the Company, intend to vote for the following nominees, all of whom are currently directors, unless otherwise instructed in such proxy. Certain information concerning each nominee is set forth below including information regarding each nominee's positions with International Bank of Commerce, the Company's lead bank subsidiary ("IBC"):

                                        SERVED AS
                                         DIRECTOR
        NOMINEE FOR DIRECTOR             SINCE(1)     AGE              PRINCIPAL OCCUPATION(2)
-------------------------------------   ----------    ----    -----------------------------------------
Lester Avigael.......................       1966       71     Retail Merchant and Director of IBC
Irving Greenblum.....................       1981       68     Retail Merchant (Muebleria Mexico, S.A.)
R. David Guerra......................       1993       45     Vice President of the Company since 1986
                                                              and President of the IBC branch in
                                                              McAllen, Texas and Director of IBC since
                                                              1990
Richard E. Haynes....................       1977       55     Attorney at Law; Real Estate Investments;
                                                              and Director of IBC
Roy Jennings Jr......................       1966       74     Investments; Vice Chairman of the Board
                                                              of the Company and Director of IBC
Sioma Neiman.........................       1981       70     International entrepreneur
Peggy J. Newman......................       1997       66     Real Estate Investments; President of
                                                              Newman Poultry Co. and Director Of IBC
                                                              since 1996
Dennis E. Nixon......................       1975       55     Chairman of the Board of the Company
                                                              since May 1992 and President of the Com-
                                                              pany since 1979; President, Chief
                                                              Executive Officer and Director of IBC
Leonardo Salinas.....................       1976       64     Vice President of the Company since 1982;
                                                              Senior Executive Vice President and
                                                              Director of IBC
Antonio R. Sanchez Jr. ..............       1995       55     Chairman of the Board of Sanchez O'Brien
                                                              Oil & Gas Corporation; Investments; and
                                                              Director of IBC
Alberto A. Santos....................       1966       70     Investments; and Director of IBC

------------

(1) Includes time served as director of IBC prior to July 28, 1980 when the Company became the successor issuer to IBC.

(2) Except as otherwise noted, each nominee has held the office indicated or other offices in the same company for the last five years.

     None of the nominees for director and none of the executive officers of the Company have a family relationship with any of the other nominees for director or executive officers, except for Leonardo Salinas and Alberto A. Santos, who are first cousins.

     None of the above nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940, except for Mr. Sanchez who is Chairman of the Board of Sanchez O'Brien Oil & Gas Corporation.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are Dennis E. Nixon, President and Chairman of the Board; Leonardo Salinas, Vice President; R. David Guerra, Vice President; and Arnoldo Cisneros, Secretary-Treasurer, all of whom are nominees for director except for Arnoldo Cisneros. Arnoldo Cisneros, age 46 is presently Treasurer of the Company and Executive Vice President of IBC and has served both organizations since 1982.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors during 1997 consisted of Lester Avigael, Alberto A. Santos and Richard E. Haynes. The Committee met five times during the 1997 fiscal year. Each member of the Committee attended all six meetings. The functions of the Audit Committee are to recommend the appointment of the independent auditors; to review the annual plan of the internal and independent auditors; to review annual and quarterly financial reports and to review the results of examinations by the internal auditor and the independent auditors, including recommendations regarding internal controls and operating procedures, along with management's response and follow-up to ensure any necessary corrective action has been implemented. Under applicable law, the Audit Committee is required to review with management and the independent auditors the basis for all financial reports.

     The Stock Option Plan Committee of the Board of Directors during 1997 consisted of Lester Avigael, Roy Jennings Jr., Richard E. Haynes and Alberto A. Santos. The Committee met four times during the 1997 fiscal year. Each member of the Committee attended all four meetings with the exception of Mr. Avigael who only attended three of those meetings. The primary function of the Stock Option Plan Committee is the administration of the Company's 1996 International Bancshares Corporation Stock Option Plan.

     The Board of Directors of the Company does not have a standing nominating committee or a committee which performs similar functions.

     During 1997, the Board of Directors held seven meetings. All of the directors attended 100% of the aggregate of the total number of meetings of the board and of committees on which they served, except for Irving Greenblum who missed two meetings, A. R. Sanchez, Jr. and Roy Jennings, Jr. who missed one meeting each and Sioma Neiman who attended fewer than 75% of such meetings.

                             PRINCIPAL SHAREHOLDERS

     Insofar as is known to the Company, no person beneficially owned, as of April 2, 1998, more than five percent of the outstanding Common Stock of the Company, except as follows:

                                        SHARES OF COMMON STOCK     PERCENT
NAME AND ADDRESS                         BENEFICIALLY OWNED AS       OF
OF BENEFICIAL OWNER                        OF APRIL 2, 1998         CLASS
-------------------------------------   -----------------------    -------
Alicia M. Sanchez (1)................          2,024,125            18.00%
  2119 Guerrero Street
  Laredo, Texas 78040
A. R. Sanchez Jr. (2)................          1,091,280             9.69%
  P.O. Box 2986
  Laredo, Texas 78041

------------

(1) All the shares shown for Mrs. Alicia M. Sanchez are held by certain trusts and a family limited partnership for which Mrs. Sanchez serves as sole trustee or general partner. Mrs. Sanchez has the sole power to vote and to dispose of all of the shares held by such trusts and the family limited partnership. Mrs. Sanchez is the mother of A. R. Sanchez Jr.

(2) A. R. Sanchez Jr. owns directly and has the sole power to vote and to dispose of 654,308 shares owned beneficially by him. Mr. Sanchez also controls the disposition of 436,972 shares as trustee for trusts in which his children have a vested interest in the income and corpus of such trusts, however, George M. Sanchez, the brother of Mr. Sanchez, has the power to vote the 436,972 shares. Mr. Sanchez also has the power to vote and dispose of 1,700 shares which were gifted to Texas A & M International University.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Based upon information received from the persons concerned, each of whom is a director and nominee for director, the following individuals and all directors and executive officers of the Company as a group owned beneficially as of April 2, 1998, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

NAME OF INDIVIDUAL                      SHARES BENEFICIALLY OWNED     PERCENT
OR IDENTITY OF GROUP                       AS OF APRIL 2, 1998        OF CLASS
-------------------------------------   --------------------------    --------
Lester Avigael (1)...................               96,065               *
Irving Greenblum (2).................              106,287               *
R. David Guerra (3)..................               89,072+              *
Richard E. Haynes....................                9,078               *
Roy Jennings Jr. (4).................               99,688               *
Sioma Neiman (5).....................              384,437               3.41%
Peggy J. Newman......................                  312               *
Dennis E. Nixon (6)..................              537,079+              4.77%
Leonardo Salinas.....................               40,155+              *
A. R. Sanchez Jr. (7)................            1,091,280               9.69%
Alberto A. Santos....................               59,396               *
All Directors and Executive Officers
  as a group (12 persons) (8)........            2,542,818              22.58%

------------

* Ownership of less than one percent

+ Include shares which are issuable upon the exercise of options exercisable on or prior to June 1, 1998 ("currently exercisable options").

(1) The holdings shown for Mr. Avigael include 7,826 shares which he holds as trustee for the benefit of his grandchildren.

(2) The holdings shown for Mr. Greenblum include 53,334 shares held in two trusts for the benefit of himself and his wife.

(3) The holdings shown for Mr. Guerra include 86,894 shares which he and his wife hold in their names jointly. Total holdings for Mr. Guerra include 2,226 shares which are issuable upon the exercise of currently exercisable options.

(4) The holdings shown for Mr. Jennings include 19,488 shares which he and his wife hold in their names jointly, and 34,764 shares held in the name of his wife.

(5) The holdings shown for Mr. Neiman include 384,437 shares in the name of Inar Investments, Corp., of which he is the Managing Director.

(6) The holdings shown for Mr. Nixon include 7,093 shares which are issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Nixon also include 1,618 shares held in the name of his wife.

(7) The holdings shown for Mr. A. R. Sanchez Jr. include 654,308 shares which he owns directly and has the sole power to dispose of and to vote. Mr. Sanchez also controls the disposition of 436,972 shares as trustee for trusts in which his children have a vested interest in the income and corpus of such trusts, however, George M. Sanchez, the brother of Mr. Sanchez, has the power to vote the 436,972 shares. Mr. Sanchez also has the power to vote and dispose of 1,700 shares which were gifted to Texas A & M International University.

(8) The holdings shown for all directors and executive officers as a group include 11,837 shares which are issuable upon the exercise of currently exercisable options.

     Except as reflected in the notes to the preceding table, each of the individuals listed in the table owns directly the number of shares indicated in the table and has the sole power to vote and to dispose of such shares.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table contains information concerning the compensation awarded during each of the last three years for the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                               ANNUAL COMPENSATION           COMPENSATION
                NAME AND                   ----------------------------       SECURITIES          ALL OTHER
           PRINCIPAL POSITION              YEAR    SALARY(1)   BONUS(2)   UNDERLYING OPTIONS   COMPENSATION(3)
----------------------------------------   -----   ---------   --------   ------------------   ---------------
Dennis E. Nixon.........................    1995   $ 295,601   $600,000          5,000             $ 9,144
  President and Director of                 1996     313,722    700,000        --                    8,672
  the Company and of IBC                    1997     320,005    800,000         14,275              10,416
R. David Guerra.........................    1995     161,587     33,317          2,500               8,392
  Vice President and                        1996     172,588     36,688        --                    8,375
  Director of the Company;                  1997     181,363     44,402          5,000               9,537
  President of IBC branch in McAllen,
  Texas and Director of IBC
Leonardo Salinas........................    1995     145,799     19,393        --                    8,043
  Vice President and                        1996     108,670     13,975        --                    5,473
  Director of the Company;                  1997     109,770     13,975        --                    6,172
  Director and Senior Executive Vice
  President of IBC

------------

(1) These amounts do not include certain perquisites and other personal benefits, securities or property received by the officers which did not exceed the lesser of $50,000 or 10% of such executive officer's total salary and bonus set forth in the table; however, such amounts include directors fees as well as certain expense allowances. All cash compensations paid to the named officers was paid by IBC. The Company does not pay any cash compensation to any officer.

(2) All amounts shown in this column are discretionary cash bonuses except $485,000 paid to Mr. Nixon for services rendered in 1997 pursuant to the Executive Incentive Compensation Plan.

(3) All amounts shown in this column consist of funds contributed or allocated by the Company pursuant to the Company's Employee Profit Sharing Plan and Trust, a deferred profit sharing plan for employees with one year of continual employment.

     Each director of the Company and each director of IBC receives compensation for his services as a director in the amount of $800 for each meeting of the Board he attends and $300 for each meeting of a committee of the Board he attends. Salaried officers who are directors are not compensated for committee meetings. The director fees paid to the named executive officers are included in the salary totals set forth in the table.

STOCK OPTIONS

     During 1997, the Company granted options to the named executive officers of the Company. The following table reflects certain information concerning grants of options made by the Company during 1997 to the named executive officers of the Company:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          PERCENT OF
                                                             TOTAL                                        POTENTIAL REALIZABLE
                                            NUMBER OF       OPTIONS                                         VALUE AT ASSUMED
                                           SECURITIES     GRANTED TO                                      ANNUAL RATES OF STOCK
                                           UNDERLYING      EMPLOYEES     EXERCISE OR                       PRICE APPRECIATION
                                             OPTIONS       IN FISCAL      BASE PRICE     EXPIRATION          FOR OPTION TERM
                                           GRANTED (1)       YEAR           ($/Sh)          DATE        5% ($) (2)    10% ($) (2)
                                           -----------    -----------    ------------    -----------    ----------    -----------
Dennis E. Nixon ........................      14,275          4.97%          59.00         5/13/2007      529,674       1,342,250
David R. Guerra ........................       5,000          1.74%          59.00         5/13/2005      140,833         337,303

------------

(1) The options shown in the table are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended each of which were granted under the Company's 1996 International Bancshares Corporation Stock Option Plan with an exercise price equal to the fair market value on the date of grant. Twenty percent of these options become exercisable on the anniversary date of the option grant during each of the five years beginning May 13, 1998 and will expire eight or ten years from the date of grant, subject to earlier termination pursuant to the terms and provisions of the Plan and the Stock Option Agreement.

(2) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurances that the amounts reflected will be achieved.

     The following table reflects certain information regarding individual exercises of stock options with respect to the Common Stock during 1997 and through April 2, 1998, by each of the named executive officers of the Company.

                      AGGREGATED OPTION EXERCISES IN 1997
                            AND FY-END OPTION VALUES

                                                                        NUMBER OF
                                                                        UNDERLYING         VALUE OF
                                                                        SHARES OF        UNEXERCISED
                                                                       UNEXERCISED       IN-THE-MONEY
                                                                        OPTIONS AT        OPTIONS AT
                                           SHARES                        12/31/97          12/31/97
                                        ACQUIRED ON       VALUE        EXERCISABLE/      EXERCISABLE/
                                          EXERCISE       REALIZED     UNEXERCISABLE     UNEXERCISABLE
                NAME                        (#)           ($)(1)           (#)              ($)(1)
-------------------------------------   ------------    ----------    --------------    --------------
Dennis E. Nixon .....................      54,931        3,799,756        3,906/           200,856/
                                                                          23,702            815,127
David R. Guerra .....................       9,960          431,452            0/                 0/
                                                                           9,178            330,528
Leonardo Salinas ....................       1,171           44,452        1,463/           101,188/
                                                                               0                  0

------------

(1) Based on market value of underlying shares minus aggregate exercise price.

                  REPORT OF THE SALARY AND STEERING COMMITTEE

     The Company's compensation package for each of its executive officers consists of base salary, annual discretionary bonus and a discretionary incentive stock option grant. Stock option grants are determined by the Company's Compensation Committee and are discussed under the Committee's separate report below. All cash compensation paid to executive officers of the Company is paid by IBC. Base salary levels and annual bonuses are recommended by the Salary and Steering Committee of IBC (the "Committee").

     The Committee's recommendations regarding each executive officer's compensation is subjective with regard to both the base salary and bonus. The annual financial performance of IBC is the most important factor in the subjective analysis. The bonus program is intended to compensate each executive officer for the officer's contribution to IBC's financial performance during the previous year. At the end of each year based on the financial performance of IBC and the perceived contribution by each executive officer, a base salary recommendation for the next year and a bonus recommendation for the previous year is made for each executive officer by the Committee. The overall bonus pool for executive officers is affected by the earnings performance of IBC for the previous year. All base salary and bonus recommendations of the Committee are subject to final approval of the Board of Directors of IBC.

     With respect to the compensation of Mr. Nixon, the CEO of the Company, the Committee recommends to the Board of Directors the CEO's salary and bonus based on its subjective determination. In determining the CEO compensation, the Committee reviews the objectives of the Company for the previous year and the attainment thereof, principally including the Company's financial performance. For services rendered to IBC in 1997, Mr. Nixon received a cash bonus under IBC's discretionary cash bonus program of $315,000. During 1997, the Company met both the return on average total assets and the return on average total shareholders' equity targets established pursuant to the 1997 Executive Incentive Compensation Plan (the ""EICP") by the Committee. Accordingly, Mr. Nixon received an incentive award under the EICP of $485,000 for services rendered to the Company during 1997. The amounts of the cash bonus and the incentive award were largely affected by the strong financial results of the Company during 1997, which included (i) net income of $48.9 million, or $4.79 per share-basic, an amount which represents a 8.14% increase in earnings per share compared to the previous year, (ii) the Company's excellent return on average total assets of 1.30% and (iii) the Company's very strong return on average total shareholders' equity of 16.41%.

     The Salary and Steering Committee has considered the limitations on deductibility of compensation of the named executive officers under Section 162(m) of the Internal Revenue Code. The Steering Committee's current policy is to ensure that substantially all such compensation is deductible under Section 162(m) when paid.

              Lester Avigael           Roy Jennings, Jr.
              Richard E. Haynes        Dennis E. Nixon

                   REPORT OF THE STOCK OPTION PLAN COMMITTEE

     The Stock Option Plan Committee of the Board of Directors determines the stock option grants to executive officers and key salaried employees of the Company. During 1997, the Stock Option Plan Committee met and granted options to purchase a total of 285,225 shares of Common Stock to several of the key salaried employees of the Company. The primary purpose of the Company's Stock Option Plan is to increase the interest of the executive and key salaried employees of the Company and the subsidiary banks in its future growth and success through the added incentive created by the opportunity afforded for stock ownership under the Plan. The size of the option grants was determined by the Stock Option Plan Committee based upon a subjective assessment of the respective employee's performance, compensation management level and other factors. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant.

              Lester Avigael           Roy Jennings Jr.
              Richard E. Haynes        Alberto A. Santos

  SALARY AND STEERING COMMITTEE AND STOCK OPTION PLAN COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     The Salary and Steering Committee members during 1997 were Lester Avigael, Richard E. Haynes, Roy Jennings, Jr. and Alberto A. Santos. Mr. Nixon, President and Chairman of the Board of the Company and President and CEO of IBC, is consulted with respect to compensation decisions for all executives and key salaried employees other than for himself. Stock Option grants are determined by the Stock Option Plan Committee whose members are Lester Avigael, Richard E. Haynes, Roy Jennings Jr. and Alberto A. Santos. Messrs. Richard E. Haynes, Dennis E. Nixon and Alberto A. Santos each have total indebtedness outstanding with the Company and/or the subsidiary banks of the Company in an amount which exceeds $60,000, which indebtedness is fully performing and is included in the disclosure regarding the aggregate amount receivable to the banks and the Company from certain related parties of the Company set forth on pages 9 and 10, under the caption "Interest of Management in Certain Transactions".

FINANCIAL PERFORMANCE

     The graph on the following page illustrates the cumulative return experienced by the Company's shareholders for the period commencing on December 31, 1992 and ending at year end 1997 as compared with the cumulative total returns of the other companies included within the Standard & Poor's 500 Stock Index and Standard & Poors Regional Banks Index. The calculations were prepared on a dividends-reinvestment basis.

                             TOTAL RETURN ANALYSIS
                      INTERNATIONAL BANCSHARES CORPORATION
                               VS. MARKET INDICES
                         YEAR END: 12/31/92 TO 12/31/97

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                        1992    1993    1994    1995    1996    1997
-----------------------------------------------------------------------
Int. Bchs. Corp          100     160     241     234     355     653
S&P 500                  100     110     111     153     188     251
S&P Regional Banks       100     106     100     158     215     324

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                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     Some of the directors, executive officers and nominees for directors of the Company and IBC and principal shareholders of the Company and their immediate families and the companies with which they are associated were customers of, and had banking transactions with, the Company's subsidiary banks in the ordinary course of the subsidiary banks' business during 1997, and the Company anticipates that such banking transactions will continue in the future. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing in the industry at the time for comparable transactions with non-insiders, and, in the opinion of management of the Company, did not involve more than a normal risk of collectibility or present other unfavorable features.

     At December 31, 1997, loans outstanding made by the Company and all subsidiary banks to directors, executive officers and nominees for directors of the Company (not including those executive officers and directors who only serve at the bank subsidiaries) and principal shareholders of the Company and to persons or entities affiliated with such individuals aggregated $35,926,397.76. At December 31, 1997, all of such loans were current with respect to principal and interest.

     During 1994, the Company obtained approval from the Federal Reserve Bank of Dallas to engage in the activity of making loans to certain of its executive officers, directors, affiliates, and principal shareholders, and to certain executive officers and directors and their related interests of the subsidiary banks. In connection with such approval, the Company committed that all loans would be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to it, as those prevailing at the time for comparable transactions with or involving other non-affiliated borrowers, or in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. As of December 31, 1997, loans outstanding made by the Company to such persons or entities aggregated $6,208,856 and all of said loans, which are described in the following paragraph, were made on terms and under circumstances consistent with the commitment made by the Company to the Federal Reserve Bank of Dallas.

     As of December 31, 1997, IBC Partners, Ltd., ("the Partnership") paid to the Company the balance of $2,825,676 in connection with three real estate related loans. As of December 31, 1997, IBC Partners Investment Joint Venture and IBC Partners Organizational Joint Venture were indebted to the Company in the amount of $215,436 and $626,754, respectively. The two loans were extended as part of a single credit facility in connection with the formation of the Partnership. The two joint ventures are controlled by certain directors and executive officers of the Company or its subsidiary banks. The joint ventures repaid $92,938 and $191,816, respectively, on the credit facility during 1997. As of December 31, 1997, Dennis E. Nixon and his related interests were indebted to the Company in the amount of $4,996,667 in connection with three real estate and two consumer related loans. Mr. Nixon and his related interests repaid $417,406 on the related loans during 1997. As of December 31, 1997, R. David Guerra and his related interests were indebted to the Company in the amount of $370,000 in connection with two consumer loans. At December 31, 1997, all of the loans outstanding in the aggregate principal amount of $6,208,856 (as described in this paragraph and the foregoing paragraph) were current with respect to principal and interest.

     IBC and Sanchez O'Brien Oil & Gas Corporation, a related interest of Antonio R. Sanchez, Jr., who is a director and principal shareholder of the Company, jointly own, in varying percentages certain aircraft used for business purposes by IBC, the other bank subsidiaries and said company. The net book value of IBC's aggregate interest in all of the aircraft as of April 2, 1998 was approximately $6.5 million. Each bank subsidiary and said company pay the pro rata expense related to their actual use of the aircraft.

FILING OF BENEFICIAL OWNERSHIP REPORTS

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the

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Company is required to disclose in this proxy statement any failure to file such reports by the applicable dates during 1997. The Company believes that all of these filing requirements were timely satisfied. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

                                 PROPOSAL -- 2
                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed the firm of KPMG Peat Marwick LLP to audit the accounts of the Company for the 1998 fiscal year. The firm has audited the books of the Company and its predecessor, IBC, annually since 1979.

     Audit services rendered by KPMG Peat Marwick LLP for the fiscal year ended December 31, 1997 included the annual examination of the Company's financial statements, including reports to shareholders and the Securities and Exchange Commission; and consultation on accounting and related matters and services performed in connection with other regulatory filings.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of independent auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express whether they approve or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors of the Company recommends that the shareholders approve the appointment of KPMG Peat Marwick LLP as the independent auditors. The affirmative vote of a majority of the shares present and entitled to vote thereon will constitute approval.

                                 PROPOSAL -- 3
                     INCREASE IN AUTHORIZED SHARES PROPOSAL

INTRODUCTION

     The Company is proposing to amend its Articles of Incorporation to increase the authorized number of shares of Common Stock, $1.00 par value per share, from 15,000,000 to 40,000,000 (the "Increase in Authorized Shares Proposal"). The Company is requesting its shareholders to approve the proposed increase in the number of authorized shares of Common Stock.

     For the reasons set forth below, the Board of directors believes that the best interests of the Company and its shareholders will be served if the Company's Articles of Incorporation are amended to increase the authorized number of shares of Common Stock, $1.00 per value per share, from 15,000,000 to 40,000,000 shares. The Board of Directors has unanimously approved and recommends a vote "FOR" the Increase in Authorized Shares Proposal.

AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has approved for submission to the shareholders a proposal relating to the amendment of Article IV of the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock, par value $1.00 per share, from 15,000,000 to 40,000,000. The additional 25,000,000 shares of Common Stock, which will be authorized if this proposal is approved, will increase the number of authorized, unissued and unreserved shares of Common Stock of the Company. Currently, before the proposed increase, the number of authorized, unissued, and non-treasury shares of Common Stock of the Company is 1,653,858. Of this amount, 916,241 shares are reserved for issuance pursuant to the exercise of certain stock options of the Company. The newly authorized shares would, if and when issued, have the same rights and privileges as the shares of Common Stock presently outstanding. The holders of Common Stock have no preemptive rights to acquire any of the Company's Common Stock under the existing Articles of Incorporation and will not have any such rights if this proposal is approved.

     The Board of Directors believes that it is desirable to have the additional authorized shares of Common Stock available for stock dividends or splits, stock options, future financing and acquisition transactions, or other general corporate purposes as well as to enable the Company to take advantage of favorable opportunities which may arise in the future. The additional shares of Common Stock would be available for issuance without further action by the shareholders and without the accompanying delay and expense involved in calling a special meeting of shareholders, except as may otherwise be required by law. The issuance of any additional shares of Common Stock may result in a dilution of the voting power of the shareholders, as well as their respective equity interests in the Company. At the date of this Proxy Statement, the Company has no arrangements, commitments or plans with respect to the sale or issuance of any of the additional shares of Common Stock as to which authorization is sought, except for a 25% stock split-up effected through a stock dividend declared on April 2, 1998, subject to approval by the shareholders of the Increase in Authorized Shares Proposal.

     The proposed amendment to the Company's Articles of Incorporation would cause Article IV thereof to read in its entirety as follows:

          The aggregate number of shares which the corporation shall have the authority to issue is Forty Million (40,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share.

VOTE REQUIRED FOR APPROVAL

     Approval of the Amendment to Article IV requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on such matter. THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO ARTICLE IV OF THE COMPANY'S ARTICLES OF INCORPORATION. Unless otherwise specified, all property executed proxies received by the Company will be voted in favor of the approval of the amendment.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     The 1999 annual meeting of shareholders will be held on May 20, 1999. Proposals from shareholders intended to be presented at the 1999 Annual Meeting must be received in writing by the Company at its principal executive offices not later than December 27, 1998. The Company's principal executive offices are located at 1200 San Bernardo Avenue, Laredo, Texas 78040.

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                                 OTHER MATTERS

     No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for such substitute nominee(s) as the Board of Directors recommends, or in the absence of such recommendation, such other persons as they consider to be in the best interests of the Company.

                                          INTERNATIONAL BANCSHARES CORPORATION

                                          Dennis E. Nixon
                                          PRESIDENT

Dated:  April 20, 1998

     THE COMPANY WILL PROVIDE SHAREHOLDERS WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE PERIOD ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, WITHOUT CHARGE, UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY, MR. ARNOLDO CISNEROS AT:

        INTERNATIONAL BANCSHARES CORPORATION
        P. O. DRAWER 1359
        LAREDO, TEXAS 78042-1359
        (956) 722-7611 EXTENSION 6675

PROXY                 INTERNATIONAL BANCSHARES CORPORATION                 PROXY
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            CALLED FOR MAY 21, 1998

The undersigned shareholder(s) of International Bancshares Corporation, a Texas corporation (the "Company"), hereby appoints Lester Avigael, Roy Jennings Jr., and Richard E. Haynes, and each of them, as Proxies, each with power to appoint his substitute, and hereby authorizes them to vote, as designated below, all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on Thursday, May 21, 1998 at 7:00 P.M., local time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

1. ELECTION OF DIRECTORS. Nominees: L. Avigael, I. Greenblum, R.D. Guerra, R.E. Haynes, R. Jennings Jr., S. Neiman, P. J. Newman, D. E. Nixon, L. Salinas,
   A. R. Sanchez, Jr., A. A. Santos.

   FOR, all nominees listed   FOR, all nominees listed   WITHHOLD AUTHORITY, to
   above [ ]                  above, except for the      vote for all nominees
                              nominee(s) set forth on    listed above [ ]
                              the line below [ ]

  (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

  A vote FOR all nominees is recommended by the Board of Directors.

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the independent auditors of the Company for the 1998 fiscal year.

   FOR [ ]                   AGAINST [ ]                   ABSTAIN [ ]

A vote FOR the above proposal is recommended by the Board of Directors.

3. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION of the Company to increase the number of authorized shares of Common Stock of the Company.

   FOR [ ]                   AGAINST [ ]                   ABSTAIN [ ]

A vote FOR the above proposal is recommended by the Board of Directors.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
--------------------------------------------------------------------------------
                               BACK SIDE OF PROXY

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES AND "FOR" PROPOSALS 2 AND 3 ABOVE.

   The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company dated April 20, 1998.

Dated: ____________________ , 1998   __________________________________________
                                      Signatures(s)
                                      __________________________________________
                                      (Signature should agree with name of stock
                                      Certificate as stenciled thereon.
                                      Executors, Administrators, Trustees, etc.
                                      should so indicate when signing).

                                          THIS PROXY IS SOLICITED ON BEHALF
                                              OF THE BOARD OF DIRECTORS

          YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE
                 I  [ ]do  [ ]do not Plan to Attend the Meeting.